Exhibit 99.2

Consent of Director Nominee

Teads B.V. (the “Company”) has filed a Registration Statement on Form F-1 (Registration No. 333-257715) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Company’s initial public offering of Class A common stock. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Mark Mullen
Name: Mark Mullen